EXHIBIT 5.1


                       FIRST HORIZON NATIONAL CORPORATION

                             Clyde A. Billings, Jr.
                             Senior Vice President,
                            Assistant General Counsel
                             and Corporate Secretary


March 17, 2005

Board of Directors
First Horizon National Corporation
165 Madison Avenue
Memphis, TN  38103

Ladies and Gentlemen:

I have acted as counsel to First Horizon National Corporation, a Tennessee corporation (the "Company"), in connection with the registration on Form S-8, Registration Statement (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), of that additional 1,000,000 shares (the "Securities") of common stock, par value $0.625 per share, of the Company ("Common Stock"), and associated stock purchase rights (the "Rights") to be issued pursuant to the Shareholder Protection Rights Agreement dated as of October 20, 1998 (the "Rights Agreement") between the Company and First Tennessee Bank National Association, as Rights Agent (the "Rights Agent"). The Securities are to be issued to Plan participants pursuant to the terms of the First Horizon National Corporation 2003 Equity Compensation Plan, as amended
(the "Plan"). The Securities are in addition to the 3,000,000 shares of Common Stock previously registered for issuance under the Plan pursuant to Reg. No. 333-109862. I have examined the originals or copies, certified or otherwise identified to my satisfaction, of such corporate records, certificates and other documents, and such questions of law, as I have considered necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination and subject to the limitations contained herein, it is my opinion that:

     1. The Plan has been duly adopted.

     2. The Securities, being 1,000,000 shares of Common Stock which may be issued from authorized but unissued shares by the Company pursuant to the Plan, when issued by the Company pursuant to the terms and conditions of the Plan as administered by the Committee authorized thereunder, will be validly issued, fully paid, and non-assessable.

     3. When such Securities have been validly issued, the Rights attributable to such Securities will be validly issued. In rendering the foregoing opinion I have assumed that, prior to and at the time of the issuance of the Securities, the Rights will not have been redeemed and the Separation Time (as defined in the Rights Agreement) will not have occurred.


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In  connection  with my opinion set forth in paragraph 3 above,  I note that the question whether the Board of Directors of the Company might be required to redeem the Rights at some future time will depend upon the facts and circumstances existing at that time and, accordingly, is beyond the scope of such opinion.

The foregoing opinion is limited to the federal laws of the United States and the laws of the State of Tennessee, and I am expressing no opinion as to the effect of the laws of any other jurisdiction.

In rendering the foregoing opinion, I have relied to the extent I deem such reliance appropriate as to certain matters on statements, representations and other information obtained from public officials, officers of the Company and other sources believed by me to be responsible.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to me in the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act.


Very truly yours,

/s/Clyde A. Billings, Jr.
-------------------------
  Clyde A. Billings, Jr.



                       First Horizon National Corporation
                      165 Madison Avenue, Memphis, TN 38103